EXHIBIT INDEX

99.1 News Release Dated January 29, 2007.

  CONTACT:   Connie Hamblin                  RELEASE:  January 29, 2007
             (616) 772--1800

Gentex Reports Record Fourth Quarter Results

ZEELAND, MI -- 01/29/2007 -- Gentex Corporation (NASDAQ: GNTX), the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported record sales and net income for the fourth quarter ended December 31, 2006. The Company also announced that it repurchased approximately 1.2 million shares during the fourth quarter of 2006 under a previously authorized and announced share repurchase plan. In addition, the Company announced that it has developed and is selling its own proprietary compass technology.

The Company's net sales increased by eight percent from $138.3 million in the fourth quarter of 2005 to a record $149.6 million in the fourth quarter of 2006. Fourth quarter net income increased by four percent to $30.8 million compared with $29.6 million in the fourth quarter last year. Earnings per diluted share were 22 cents in the fourth quarter of 2006 compared with 19 cents in the fourth quarter of 2005.

For calendar year 2006, net sales increased by seven percent to a record $572.3 million compared with $536.5 million in calendar year 2005. Net income for calendar year 2006 decreased by one percent to $108.8 million compared with $109.5 million in calendar year 2005. Earnings per diluted share were 73 cents in calendar year 2006 compared with 70 cents for the same prior-year period.

Excluding the impact of stock option expensing, the Company's net income would have increased by eight percent to $31.9 million in the fourth quarter of 2006 compared to the fourth quarter of 2005, and earnings per diluted share for those same periods would have been 22 cents for the fourth quarter of 2006 compared with 19 cents for the fourth quarter of 2005. Net income, excluding the impact of stock option expensing, would have increased by three percent to $113.3 million for calendar year 2006 compared to the same period last year, and earnings per diluted share would have been 76 cents in calendar year 2006 compared with 70 cents in calendar year 2005. Stock option expensing did not impact the Company's income statement for the fourth quarter and calendar year 2005, but was disclosed in a footnote to the financial statements.

"We are pleased that we were able to post record revenues and net income for the quarter, despite the significant light vehicle production cuts that took place, primarily at the domestic automakers in North America," said Gentex Chairman and Chief Executive Officer Fred Bauer. "Mirror unit shipments for the fourth quarter of 2006 increased by five percent, but automotive revenues increased by eight percent due to a richer mix of mirror products shipped during the quarter. Unit shipments in North America were down by four percent, but our European business volume improved with some featured mirrors, helping our offshore unit shipments to increase by 14 percent."

The Company also reported that it repurchased approximately 1,233,000 shares during the fourth quarter of 2006 at a cost of approximately $19.5 million. The Company has a share repurchase plan in place with authorization to repurchase up to 24 million shares of the Company's stock. As of the end of the fourth quarter of 2006, the Company has cumulatively repurchased approximately 17.5 million shares, leaving approximately 6.5 million shares authorized to be repurchased under the plan.

Gentex Senior Vice President Enoch Jen said that the Company continues to make good progress in its manufacturing yields, and provided certain guidance for the first quarter and calendar year 2007.

"For the first quarter of 2007, we expect that our mirror unit shipments will increase by approximately 5-10 percent over the same prior-year period, and believe that, based on the current forecast for product mix, that the Company's revenues for the first quarter of 2007 will increase toward the top of that same range versus the same period in the prior year. At this time, we expect to post similar numbers for unit shipments and revenues for all of Calendar Year 2007."

Jen said that the Company's current first quarter 2007 forecast is based on CSM's preliminary mid-January forecast for light vehicle production of 3.9 million units for North America, 5.3 million units for Europe and 3.9 million units for Japan and Korea. The Calendar Year 2007 forecast is based upon CSM's 2007 calendar year projection of 15.3 million units for North America, 20.8 million units for Europe and 14.5 million units for Japan and Korea.

Automotive revenues increased by eight percent to $144.0 million in the fourth quarter of 2006 compared with the same period last year, and increased by seven percent to $548.4 million for calendar year 2006 compared with calendar year 2005. Fire Protection revenues increased by four percent to $5.6 million for the fourth quarter of 2006 compared with the fourth quarter of 2005, and were up by one percent to $23.9 million for calendar year 2006, compared with the same period in 2005.

Total auto-dimming mirror unit shipments in the fourth quarter were approximately 3.4 million, an increase of about five percent over the same period last year. Auto-dimming mirror unit shipments increased by seven percent to 13.4 million for calendar year 2006 compared to calendar year 2005.

Auto-dimming mirror unit shipments to customers in North America decreased by four percent to approximately 1.5 million in the fourth quarter of 2006 compared with the same quarter last year. North American light vehicle production declined by eight percent in the fourth quarter of 2006 compared with the same period in 2005. For calendar year 2006, auto-dimming mirror unit shipments to customers in North America increased by one percent to approximately 6.1 million compared with the same period last year. North American light vehicle production decreased by three percent for calendar year 2006 compared with the same period in 2005.

Unit shipments to offshore customers increased by 14 percent to approximately 1.9 million in the fourth quarter of 2006 compared with the same period in 2005. Light vehicle production in Europe increased by two percent in both the fourth quarter and for calendar year 2006, and also increased by five percent for Japan and Korea in both the fourth quarter and calendar year 2006, compared with the same prior year periods. For calendar 2006, unit shipments to offshore customers increased by 12 percent to approximately 7.4 million, compared with the same period in 2005.

Electronics is the fastest growing segment in the automotive industry, and also one of the most competitive, and Gentex continues to invest significant research and development dollars in this area. The Company has developed its own unique compass technology, which can be sold as a system with the compass heading displayed in the interior auto-dimming mirror.

"We call our compass technology Z-Nav®, as it features a proprietary, digital, tri-axis sensor (transducer) and software," said Bauer. "All other compass technologies currently used in the automotive industry utilize analog or digital dual-axis sensors, which are more susceptible to variation and tolerance errors, and must be mounted in a fixed location that is on a plane parallel to the earth's surface. The Gentex tri-axis design is similar to compasses used in highly scientific apparatus such as aerospace applications, and can be mounted on any fixed or pivotal location in the vehicle, including inside the mirror housing. Calibration is easier and faster using Z-Nav. We are pleased that we can now offer our customers another option when they are evaluating compass technologies, and that we can fully participate in that market segment," Bauer concluded.

Non-GAAP Financial Measure

The financial information provided, including earnings, is in accordance with GAAP. Still, the Company believes it is useful to provide non-GAAP earnings to exclude the effect of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment" [FAS 123(R)]. This non-GAAP financial measure allows investors to evaluate current performance in relation to historic performance without considering this non-cash charge.

The Company's management uses this non-GAAP information internally to help assess performance in the current period versus prior periods. Disclosure of non-GAAP earnings to exclude the effect of FAS 123(R) has economic substance because the excluded expenses do not represent current or future cash expenditures.

A reconciliation of non-GAAP earnings, to exclude the effect of FAS 123(R), to GAAP earnings can be found in the attached financial table. The use of non-GAAP earnings is intended to supplement, not to replace, presentation of GAAP earnings. Like all non-GAAP financial measures, non-GAAP earnings are subject to inherent limitations because all of the expenses required by GAAP are not included. The limitations are compensated by the fact that non-GAAP earnings are not relied on exclusively, but are used to simply supplement GAAP earnings.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act, as amended, that are based on management's belief, assumptions, current expectations, estimates and projections about the global automotive industry, the economy, the impact of stock option expenses on earnings, the ability to leverage fixed manufacturing overhead costs, unit shipment and revenue growth rates and the Company itself. Words like "anticipates," "believes," "confident," "estimates," "expects," "forecast," "likely," "plans," "projects," and "should," and variations of such words and similar expressions identify forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in international markets, the pace of automotive production worldwide, the types of products purchased by customers, competitive pricing pressures, currency fluctuations, the financial strength of the Company's customers, the mix of products purchased by customers, the ability to continue to make product innovations, the success of newly introduced products (e.g. SmartBeam®, Z-Nav), and other risks identified in the Company's filings with the Securities and Exchange Commission. Therefore actual results and outcomes may materially differ from what is expressed or forecasted. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Fourth Quarter Conference Call

A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. Eastern Standard Time today. To access that call, go to www.gentex.com and select the "Audio Webcast" icon in the lower right-hand corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company

Founded in 1974, Gentex Corporation (NASDAQ: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. Many of the mirrors are sold with advanced electronic features, and approximately 96 percent of the Company's revenues are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.

                        GENTEX CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                     Three Months Ended                Year Ended
                        December 31,                  December 31,
                    2006           2005           2006           2005
                -------------  -------------  -------------  -------------

Net Sales       $ 149,589,602  $ 138,342,912  $ 572,267,073  $ 536,483,974

Costs and Expenses
  Cost of Goods
   Sold            97,493,721     88,517,406    373,163,484    337,843,632
  Engineering,
   Research &
   Development     11,115,661      9,143,355     41,773,792     35,059,401
  Selling,
   General &
   Administrative   7,841,410      6,673,179     30,882,821     27,286,404
  Other Expense
   (Income)       (11,756,683)    (9,227,700)   (32,526,622)   (23,599,974)
                -------------  -------------  -------------  -------------

Total Costs and
 Expenses         104,694,109     95,106,240    413,293,475    376,589,463
                -------------  -------------  -------------  -------------

Income Before
 Income Taxes      44,895,493     43,236,672    158,973,598    159,894,511

Provision for
 Income Taxes      14,079,519     13,619,000     50,212,596     50,367,000
                -------------  -------------  -------------  -------------

Net Income      $  30,815,974  $  29,617,672  $ 108,761,002  $ 109,527,511
                =============  =============  =============  =============

Earnings Per Share
  Basic         $        0.22  $        0.19  $        0.74  $        0.70
  Diluted       $        0.22  $        0.19  $        0.73  $        0.70
Weighted Average
 Shares:
  Basic           142,219,264    155,067,076    147,950,666    155,438,834
  Diluted         142,695,329    156,681,350    148,494,363    157,030,624

Cash Dividends
 Declared per
 Share          $       0.095  $        0.09  $        0.37  $        0.35

                   CONDENSED CONSOLIDATED BALANCE SHEETS

                                   Dec 31,                       Dec 31,
                                    2006                          2005
                               -------------                 -------------
ASSETS
Cash and Short-Term
 Investments                   $ 328,227,710                 $ 507,013,621
Other Current Assets             118,650,384                   111,973,906
                               -------------                 -------------

Total Current Assets             446,878,094                   618,987,527

Plant and Equipment - Net        184,134,373                   164,030,341
Long-Term Investments and
 Other Assets                    154,015,933                   139,627,934
                               -------------                 -------------

Total Assets                   $ 785,028,400                 $ 922,645,802
                               =============                 =============

LIABILITIES AND
 SHAREHOLDERS' INVESTMENT
Current Liabilities            $  57,362,978                 $  58,088,259
Long-Term Debt                             0                             0
Deferred Income Taxes             24,971,133                    22,962,168
Shareholders' Investment         702,694,289                   841,595,375
                               -------------                 -------------

Total Liabilities &
 Shareholders' Investment      $ 785,028,400                 $ 922,645,802
                               =============                 =============

                    GENTEX CORPORATION AND SUBSIDIARIES
                    STATEMENTS OF INCOME RECONCILIATION
                        NON-GAAP MEASURMENT TO GAAP

             Three Months Ended December 31, 2006
             ------------------------------------                     Non-
                                      (Non-GAAP                GAAP   GAAP
                                       Excluding               2006   2006
                             Stock     Stock        Quarter     vs.    vs.
                             Option    Option        Ended    2005% 2005%
                  GAAP       Expense   Expense)     12/31/05  Change Change
             ------------ ---------- ------------ ------------ -----  -----

Net Sales    $149,589,602 $        0 $149,589,602 $138,342,912   8.1%  8.1%

Costs and
 Expenses
 Cost of
  Goods Sold   97,493,721   (582,524)  96,911,197   88,517,406  10.1%  9.5%

 Engineering,
  Research &
  Development  11,115,661   (621,129)  10,494,532    9,143,355  21.6% 14.8%
 Selling,
  General &
  Administra-
  tive          7,841,410   (577,582)   7,263,828    6,673,179  17.5%  8.9%
 Other Expense
  (Income)    (11,756,683)         0  (11,756,683)  (9,227,700) 27.4% 27.4%
             ------------ ---------- ------------ ------------

Total Costs
 and Expenses 104,694,109 (1,781,235) 102,912,874   95,106,240  10.1%  8.2%
             ------------ ---------- ------------ ------------

Income Before
 Provision for
 Income Taxes  44,895,493  1,781,235   46,676,728   43,236,672   3.8%  8.0%

Provision for
 Income Taxes  14,079,519    740,481   14,820,000   13,619,000   3.4%  8.8%
             ------------ ---------- ------------ ------------

Net Income   $ 30,815,974 $1,040,754 $ 31,856,728 $ 29,617,672   4.0%  7.6%
             ============ ========== ============ ============

                Year Ended December 31, 2006
            ------------------------------------                     Non-
                                      (Non-GAAP                GAAP  GAAP
                                       Excluding               2006  2006
                             Stock     Stock         Year       vs.   vs.
                             Option    Option        Ended    2005% 2005%
                  GAAP       Expense   Expense)      2005     Change Change
             ------------ ---------- ------------ ------------ -----  -----

Net Sales    $572,267,073 $        0 $572,267,073 $536,483,974   6.7%  6.7%

Costs and
 Expenses
 Cost of
  Goods Sold  373,163,484 (2,265,581) 370,897,903  337,843,632  10.5%  9.8%
 Engineering,
  Research &
  Development  41,773,792 (2,502,577)  39,271,215   35,059,401  19.2% 12.0%
 Selling,
  General &
  Administra-
  tive         30,882,821 (2,289,977)  28,592,844   27,286,404  13.2%  4.8%
 Other Expense
  (Income)    (32,526,622)         0  (32,526,622) (23,599,974) 37.8% 37.8%
             ------------ ---------- ------------ ------------

Total Costs
 and Expenses 413,293,475 (7,058,135) 406,235,340  376,589,463   9.7%  7.9%
             ------------ ---------- ------------ ------------

Income Before
 Provision for
 Income Taxes 158,973,598  7,058,135  166,031,733  159,894,511  (0.6%) 3.8%

Provision for
 Income Taxes  50,212,596  2,503,404   52,716,000   50,367,000  (0.3%) 4.7%
             ------------ ---------- ------------ ------------

Net Income   $108,761,002 $4,554,731 $113,315,733 $109,527,511  (0.7%) 3.5%
             ============ ========== ============ ============

                         AUTO-DIMMING MIRROR UNIT SHIPMENTS
                                    (Thousands)

                    Fourth Quarter                Year Ended
                   Ended December 31,             December 31,
                   ----------------- --------  ----------------- --------
                     2006     2005   % Change    2006     2005   % Change
                   -------- -------- --------  -------- -------- --------
Domestic Interior     1,050    1,087       -3%    4,258    4,198        1%
                   -------- -------- --------  -------- -------- --------
Domestic Exterior       418      446       -6%    1,805    1,797      0.4%
                   -------- -------- --------  -------- -------- --------
Total Domestic
 Units                1,469    1,533       -4%    6,063    5,995        1%
                   -------- -------- --------  -------- -------- --------

                   -------- -------- --------  -------- -------- --------
Foreign Interior      1,360    1,199       13%    5,168    4,726        9%
                   -------- -------- --------  -------- -------- --------
Foreign Exterior        588      514       14%    2,196    1,849       19%
                   -------- -------- --------  -------- -------- --------
Total Foreign
 Units                1,948    1,713       14%    7,364    6,575       12%
                   -------- -------- --------  -------- -------- --------

                   -------- -------- --------  -------- -------- --------
Total Interior
 Mirrors              2,411    2,286        5%    9,426    8,924        6%
                   -------- -------- --------  -------- -------- --------
Total Exterior
 Mirrors              1,006      961        5%    4,001    3,646       10%
                   -------- -------- --------  -------- -------- --------
Total Mirror Units    3,417    3,247        5%   13,427   12,570        7%
                   -------- -------- --------  -------- -------- --------

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.  Amounts may not total due to rounding.

End of Filing